Exhibit 99



          RIGHTCHOICE MANAGED CARE, INC. LETTERHEAD



For More Information Contact
Clara Webb Kinner  314/923-6268
Jim Floyd  314/923-4769


        RightCHOICE Files Lawsuit in Connection with
           Missouri Consolidated Health Care Plan


       ST. LOUIS, AUGUST 29, 1997 -- RightCHOICE Managed Care, Inc. (NYSE:RIT) today announced that it has filed a lawsuit in connection with its contract with the Missouri Consolidated Health Care Plan (MCHCP). MCHCP covers medical expenses of officers, employees and retirees, including eligible spouses and dependents, of the State of Missouri and certain state agencies and local entities such as cities, counties and school districts that are admitted into the plan. The group currently comprises approximately 26,000 underwritten members in the company's BlueCHOICE HMO and HealthNet Blue products.
       In the lawsuit filed in the Circuit Court of Cole County, Missouri, RightCHOICE alleges that MCHCP has exceeded its statutory authority by including various public entities in the plan without conducting an actuarial or other appropriate analysis to determine the fiscal impact of their inclusion on the Plan. RightCHOICE believes that MCHCP has also granted preferential treatment to other insurers, violated the
Missouri Sunshine Law and Administrative Procedures Act and refused to bargain in good faith. RightCHOICE alleges that MCHCP unfairly subjected RightCHOICE to unreasonable risk without appropriate notice or a fair opportunity to rebid, resulting in significant actual and projected financial losses.
       Through the lawsuit, RightCHOICE is asking the Court to compel MCHCP to negotiate rates in good faith, to award damages for breach of contract and to issue a declaratory judgment on the validity of MCHCP's regulations and actions. RightCHOICE also seeks damages for breach of contract in an amount exceeding $18 million for estimated losses in plan years 1997 and 1998, plus amounts to be determined for plan years beyond 1998, depending on actuarial estimates, including projected enrollment and medical cost
trends.
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                                RightCHOICE Managed Care, Inc.
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       While RightCHOICE was attempting to negotiate in good
faith with the MCHCP Board of Trustees, MCHCP counsel filed a lawsuit against RightCHOICE, alleging, among other things, that MCHCP is not subject to Missouri's Sunshine Law.
      RightCHOICE alleges that the actions and operations of MCHCP, with respect to these contract issues, have materially affected RightCHOICE's net earnings and delayed its timeline for returning to profitability. RightCHOICE anticipates a net charge to earnings of $30 million to $40 million in 1997, based on actuarial estimates, including projected enrollment and medical cost trends accounted for through the year 2000 in accordance with generally accepted accounting principles. In addition, management anticipates that the charge may have significant ramifications with respect to its credit facility and maintaining regulatory compliance.
      "We have experienced significant losses as a consequence of the risk and rate structure which we believe were unjustifiably and illegally imposed under the MCHCP," stated John A. O'Rourke, chairman, president and chief executive officer of RightCHOICE. "This is not a dispute with the members served by MCHCP who depend on our coverage; rather our concerns relate to the agency which we believe has inappropriately and unfairly administered what should be an important and beneficial program for state and public entity employees.
      "We are pursuing litigation only after exhaustive efforts to resolve these issues through other means," O'Rourke stated.

SAFE HARBOR STATEMENT

      "Safe Harbor" Statement under the Private Securities
Litigation Reform Act of 1995:  Estimates and other statements set forth herein that are not historical facts are forward-
looking statements that involve risks and uncertainties.
These risks and uncertainties include, but are not limited to:
regulatory or court action related to the parent company's
lawsuit against the Missouri Department of Insurance and
Attorney General; other litigation; governmental and
regulatory action or legislation; actions by the Blue Cross
and Blue Shield Association related to the license
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                                RightCHOICE Managed Care, Inc.
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to use the Blue Cross and Blue Shield names, trademarks and service marks; market competition and consolidation; the outcome of litigation with MCHCP and the ramifications of the anticipated charges to income; escalating health care costs; dependence on sales to individuals; potential of nonrenewal of subscriber and provider agreements; voting control by its parent company; variability of operating results and stock price; and additional factors and other risks detailed in the company's Securities and Exchange Commission filings.
      RightCHOICE Managed Care, Inc., the publicly held subsidiary of Blue Cross and Blue Shield of Missouri, is the largest provider of managed care services in Missouri, covering approximately 1.9 million members.
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